Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PATENT AND KNOW-HOW LICENSE AGREEMENT

This Patent and Know-How License Agreement (“Agreement”) is entered into as of February 1, 2013 (“Effective Date”) by and between Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“Mayo”), and GenomeDx Biosciences, Inc., a corporation having its principal place of business at 311 Water Street, 4th Floor, Vancouver, B.C., Canada, V6B 1B8 (“Company”).

WHEREAS, Mayo desires to make its intellectual property rights available for the development and commercialization of products, methods and processes for public use and benefit;

WHEREAS, Company discovers, develops and commercializes genomic-based laboratory tests for use in personalized medicine; and

WHEREAS, Mayo is willing to grant and Company is willing to accept an exclusive license under Mayo’s patents, patent applications and know-how for the purpose of developing and commercializing products incorporating biomarkers for cancer diagnostic assays.

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the parties hereby agree as follows:

Article 1.00 – Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.01    For Mayo, “Affiliate”: any corporation or other entity within the same “controlled group of corporations” as Mayo or its parent Mayo Clinic. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which if not a stock corporation, more than 50% of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of Mayo or Mayo Clinic. Mayo’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, Inc.; Rochester Methodist Hospital; Saint Marys Hospital; Mayo Clinic Rochester; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Health System entities.

For Company, “Affiliate”: any corporation or other entity that controls, is controlled by, or is under common control with, Company. For purposes of this definition, “control” means direct or indirect ownership of: (a) at least 50% or the maximum percentage, if less than 50%, as allowed by applicable law, of the outstanding voting securities or equity interest of such entity; or (b) at least 50% of the decision-making authority of such entity.

1.02    “Confidential Information” of a party: any and all proprietary information of such party that is disclosed or transferred to the other party under this Agreement, whether in oral, written, graphic or electronic form. Confidential Information does not include any information or material that receiving party can demonstrate by competent evidence is: (a) already known to the receiving party at the time of disclosure (other than from the disclosing party or under an obligation of confidentiality); (b) publicly known or becomes publicly known other than through acts or omissions of the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality, and who did not obtain such information directly or indirectly from the disclosing party; or (d) independently developed by employees of the receiving party without knowledge of or access to the other party’s Confidential Information.

1.03    “Field”: all fields of use.

1.04    “IP Rights”: (a) [***]; (b) any and all patent applications arising from the collaboration as defined in the 2009 Agreement; (c) all applications and patents claiming priority to applications included in (a) or (b), including any continuation, continuation-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing), divisionals, substitution, reissue, reexamination; (d) any patents issuing from any of the foregoing set forth in (a) through (c); (e) any foreign counterpart of any of the foregoing set forth in (a) through (d); and (f) any other intellectual property rights including copyrights and trade secrets to arise during the collaboration of the parties under the 2009 Agreement. The patents and patent applications within IP Rights existing as of the Effective Date are set forth in Exhibit A.

1.05    “Know-How”: (a) information, materials (as agreed upon by the parties), technical data, clinical data, database records, annotations, results, algorithms, protocols, unpatented inventions, trade secrets, know-how and supportive information (i) developed by Dr. Robert Jenkins MD, PhD (whether or not in collaboration with others), which is owned and controlled by Mayo as of the Effective Date (including any and all of the foregoing owned or controlled by Mayo under the 2009 Agreement and any improvements thereof made by either party thereto prior to the Effective Date) or (ii) provided by Mayo to Company prior to and as of the Effective Date, in each case to the extent it is necessary or reasonably useful for the discovery or validation of biomarkers, or the research, development or manufacture of a Licensed Product, and (b) de-identified clinical annotations and patient follow-up results and records that are generated for a period of [***] years after the Effective Date pertaining to specimens processed and/or analyzed prior to the Effective Date. Know-How existing as of the Effective Date include, but are not limited to, those listed on Exhibit B.

1.06    “Know-How Biomarker”: any biomarker that is not claimed by a Valid Claim of IP Rights but that is discovered by Company using Know-How, or validated by Company solely using Know-How, in each case that was unpublished at the time of its use by Company for such discovery or validation.

1.07    “Licensed Product”: any product, process or service that: (a) in the making, using, importing, exporting or selling of such product, process or service would, absent the licenses granted to Company under this Agreement, infringe a Valid Claim of the IP Rights; or (b) that is discovered or validated by Company using Know-How.

1.08    “Net Sales”: the amount received by Company, its Affiliates or any Sublicensee for the transfer of a Licensed Product to a third party, less documented: (a) duties, sales, excise or use taxes or other government charge; (b) credits for defective or returned Licensed Products actually given; (c) regular and

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customary trade rebates, price reductions and discount allowances given; and (d) transportation and handling charges or allowances. Net Sales on Licensed Products transferred as part of a non-cash exchange but for value shall be calculated at the then-current customary sales price invoiced to third parties or fair market value if there are no current invoices to third parties.

Net Sales shall not include amounts related to: (i) the transfer of Licensed Product at cost or less as samples (for marketing, promotion or otherwise) or as donations or for compassionate use, (ii) transfer of Licensed Product at cost or less for use in clinical trials, and (iii) the sale or other transfer of Licensed Product at cost or less to or between the Company and any of its Affiliates. In the event that Company transfers Licensed Products to an Affiliate, and the Affiliate retransfers the Licensed Products to third-party customers, then Net Revenue shall be the price charged by the Affiliate to third-party customers, less documented allowable deductions (as described in this Section 1.07).

For clarity, Licensed Products sold or transferred to Mayo or Mayo’s Affiliates are not considered transfers for purposes of calculating Earned Royalties and sales milestones under Article 3.

Net Sales shall be determined from the books and records of the Company, its Affiliates and/or Sublicensees maintained in accordance with U.S. generally accepted accounting principles consistently applied. Net Sales for a particular Licensed Product will be calculated by multiplying the total revenue received for such Licensed Product with a factor (“Multi-Gene Product Factor”) that reflects the relative contribution of the Mayo licensed technology in such Licensed Product, based on the percentage of biomarkers configured in such Licensed Product that are claimed by a Valid Claim of IP Rights and calculated as set forth below; provided, however, such Multi-Gene Product Factor reflecting the relative contribution of the Mayo licensed technology shall not be below [***] percent ([***]%).

The Multi-Gene Product Factor shall be A/B, where A is equal to: (a) the number of Patent Biomarkers; plus (b) the number of Know-How Biomarkers multipled by [***] percent ([***]%), and B is equal to the sum of the total number of biomarkers included in such Licensed Product, provided that, subsection (b) shall only be included in such calculation for a particular Know-How Biomarker for the first seven (7) years after the first commercial sale of the applicable Licensed Product containing such Know-How Biomarker.

1.09    “Patent Biomarkers”: any biomarker that is claimed by a Valid Claim of IP Rights.

1.10    “Sublicensee”: any third party, excluding Mayo and its Affiliates, to whom Company has conveyed rights or the forbearance of suit under the license grant to Company in Section 2.01, with respect to the IP Rights and/or Know-How.

1.11    “Sublicense Income”: consideration received by Company from each Sublicensee directly attributable to a sublicense of the IP Rights and/or Know-How. Sublicense Income shall exclude any royalty payments received by Company from any Sublicensee, but instead the Company shall pay Mayo royalties on Net Sales by such Sublicensee as if such sales were made by Company or its Affiliate. Sublicense Income shall also exclude all fees and payments received by Company as a reimbursement of actual cost incurred by Company, including for Company’s research, development, manufacturing, marketing and/or patent prosecution. Sublicense Income may include any payment received by Company in exchange for Company’s equity but only to the extent such payment amount exceeds the fair market

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value of such equity at the time of the transaction.

1.12    “Royalty Term”: on a Licensed Product-by-Licensed Product and country-by-country basis subject to Article 10 for a particular Licensed Product in a particular country, begins on the first commercial sale of such Licensed Product in such country and ends upon: (a) for any Licensed Product that contains at least one (1) Patent Biomarker, the date of expiration of the last Valid Claim in the IP Rights claiming the composition of matter or method of making or using such Patent Biomarker in such country, or, as the case may be (b) for any Licensed Product that does not contain any Patent Biomarker but contains at least one (1) Know-How Biomarker, seven (7) years after the first commercial sale of such Licensed Product in such country.

1.13    “Term”: begins on the Effective Date and, unless terminated earlier under Article 10 of this Agreement, ends on the expiration of the last to expire Royalty Term.

1.14    “Territory”: all of the countries in the world, and their territories and possessions.

1.15    “Valid Claim”: a claim contained in (a) an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, disclaimer or otherwise, or (b) a patent application that has not been irretrievably cancelled, withdrawn or abandoned; provided, however, a Valid Claim shall exclude any claim in (a) or (b) that has been lost as a result of an interference proceeding.

1.16    “2009 Agreement”: the agreement between Company and Mayo effective as of November 10, 2009, in which the parties collaborated on a project to discover and identify biomarkers to guide the treatment and management of prostate cancer patients.

Article 2.00 – Grant of Rights

2.01    LICENSE GRANT. Subject to the terms and conditions of this Agreement, Mayo hereby grants to Company: (a) an exclusive license with all rights to sublicense through multiple tiers subject to Mayo’s approval, which approval shall not be unreasonably withheld, delayed or conditioned, within the Field and Territory under the IP Rights to make, have made, use, offer for sale, sell, and import Licensed Products and to perform services using Licensed Products; and (b) a nonexclusive license with all rights to sublicense through multiple tiers, subject to Mayo’s approval, which approval shall not be unreasonably withheld, delayed or conditioned, within the Field and Territory to use the Know-How to (i) develop, make, have made, use, offer for sale, sell, and import Licensed Products and to perform services using Licensed Products, and (ii) discover or validate biomarkers or otherwise perform research as part of Company’s continued research program during and after the 2009 Agreement (subject to any necessary Mayo IRB approval of any new research as may be required by Federal or State Law).

2.02    OPTION. Subject to any third party rights at the time and to the extent Mayo owns or controls after the Effective Date any patent applications and/or patents that would be infringed by the practice of the license granted to Company under Section 2.01, Mayo hereby grants to Company an option to obtain a license (“Option”) to such patents and patent applications (as well as related know-how) from Mayo on commercially reasonable terms to be negotiated in good faith by the parties. Upon the receipt of a written notice (a) from Company to Mayo that identifies the above mentioned patents or patent applications (and any related know-how), or (b) from Company to Mayo electing to exercise the Option, following Company’s receipt of a written notice from Mayo identifying the above mentioned patents or patent applications (and any related know-how) that have come to Mayo’s attention (in each case of (a) and (b), such written notice from Company shall constitute exercise of the Option), the parties shall have [***] thereafter to negotiate in good faith and conclude a license agreement for such patents or patent applications (and any related know-how). If the parties fail to reach an agreement on the terms of such license during such [***] period following the exercise of the Option, Mayo shall have no further obligation to the Company regarding such patents or patent applications (and any related know-how). To the knowledge of Mayo Clinic Ventures, which is a business unit of Mayo, there are no other patents or patent applications (or related know-how) owned or controlled by Mayo that exist as of the Effective Date that Company would need to practice the license under Section 2.01. In the event any such patents or patent applications (and any related know-how) do exist and Company obtains a license pursuant to this Section 2.02, then Mayo agrees that the Earned Royalties payable by Company to Mayo hereunder shall be reduced by the actual payments made by Company to Mayo for such additional licensed technology from Mayo, and such reduction shall not be subject to any floor on Earned Royalties otherwise payable to Mayo under Section 3.03.

2.03    ACCESS TO KNOW-HOW. Promptly after the Effective Date, Mayo shall transfer to Company all Know-How existing as of the Effective Date. For a period of [***] years following the Effective Date, Mayo shall allow Company reasonable access to key Mayo personnel (based on their availability), for consultation and technical assistance on the transfer of Know-How, at no additional cost or expense to Company.

2.04    SUBLICENSE TO MAYO.

(a)    Subject to the terms and conditions of this Agreement, Company hereby grants Mayo the right to make, use and sell Licensed Products within Mayo’s and its Affiliates’ clinics and hospitals, but not to (i) provide or transfer such Licensed Products to any third party, or (ii) use such Licensed Products for patients that are not Mayo Patients, as further set forth in Section 2.05 (Mayo Activities). The rights granted by this Section 2.04(a) shall be subject to Section 2.05. In consideration of the rights granted to Mayo under this Section 2.04, Mayo shall pay to Company [***] percent ([***]%) of the Net Sales (as such term is applied mutatis mutandis to Mayo and its Affiliates) of each Licensed Product used or sold within Mayo’s and its Affiliates’ clinics and hospitals.

(b)    Mayo acknowledges that Company has engaged in research, discovery and validation activities using Mayo data and algorithms after the term of the 2009 Agreement. Company will provide to Mayo data and algorithms and all improvements thereof sufficient for Mayo to independently implement, validate and perform the most current (at the time Mayo chooses to implement or perform such test) test developed by Company, its Affiliates, or Sublicensees, provided that such test has the same clinical claim as the tests developed by Company as of the Effective Date. If requested by Mayo, Company will provide Mayo bioinformatics analysis services for Licensed Products following the first successful CLIA inspection of a Company laboratory, and provided that Mayo offers Licensed Products using the same assay technology platform as Company. Such bioinformatics analysis services provided by Company to Mayo for the first [***] tests in each calendar year will be at no cost to

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Mayo, except that Mayo shall be responsible for any third party royalties or license fees resulting from any such services provided by Company, and all services provided by Company in any calendar year beyond the first [***] tests. All costs associated with creating customer interfaces between Company bioinformatics analysis and Mayo laboratory information systems are not included in such no-cost services provided by Company to Mayo under this Section 2.04(b), and such costs will be reimbursed by Mayo, if required, in a separate time and materials agreement consistent with other third party laboratory information system customization agreements. In the event: (i) Company manufactures (or has manufactured) and sells (or licenses others to sell) FDA-cleared in vitro diagnostic kits based on Licensed Products (a “Kit”), and (ii) Mayo procures such Kits from Company, its Affiliate, reseller or distributor, then Mayo shall not be required to pay a royalty to Company for each test performed by Mayo using such Kit.

2.05    MAYO ACTIVITIES.

(a)    Subject to Section 2.05(b), Mayo through Mayo Medical Laboratories or any of Mayo’s other Affiliates (collectively, “MML”) has the right to make and use Licensed Products within Mayo’s and its Affiliates’ clinics and hospitals (“Mayo Patients”), provided that, until the earlier of (i) August 31, 2015, or (ii) before Company has established Medicare payment specific to Licensed Products through positive coverage decision by the Palmetto GBA MolDx program or any other applicable Medicare Administrative Contractor program (such program, “MAC Program”), Mayo shall not seek reimbursement or contractual payments for any Licensed Products without prior written consent of Company in connection therewith.

(b)    Mayo through MML or otherwise, shall not: (i) transfer any Licensed Products to any third party; or (ii) perform services as defined below in 2.05 (d) for any patient at any hospital or clinic that is not part of Mayo or one of its Affiliates, provided that: (A) in the event Company manufactures (or has manufactured) and sells (or licenses others to sell) a Kit, Mayo may purchase such Kit from Company or its Affiliates, resellers or distributors, and use such Kits to perform tests for such third parties; and (B) Company and Mayo may elect to negotiate in good faith a separate contract services agreement under which Mayo would take orders for Licensed Products on behalf of Company, or refer such orders to Company as part of contracted services provided by Company for such third parties (the “Contract Services Agreement”) as further set forth in Sections 2.05(c) and 2.05(d) below.

(c)    Mayo Referral and Contract Services Agreement. Any Contract Services Agreement entered into between Company and Mayo under Section 2.05(b) will include, at Mayo’s request, terms and conditions under which (i) the Company would perform RNA analysis and bioinformatics for a flat fee per test, indexed to be equal to the Medicare reimbursement rate for Licensed Products in the same year of sale, and (ii) Mayo would have the right to manage specimen logistics, perform histology and tissue micro-dissection, and develop with Company co-branded test reports.

(d)    Quality & Turnaround Time. Company shall obtain CLIA certification by [***], CAP accreditation by [***], and approval by the New York State Department of Health (or demonstration that Company has met the guidelines required by the New York State for such approval) by [***], for: (1) its laboratory providing services, to the extent services include a Licensed Product (“Services”), and (2) any laboratory it licenses to perform the services on its behalf. Upon obtaining any of the foregoing approvals, Company shall maintain such approvals for the remainder

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of the applicable Royalty Term. Failure to obtain and thereafter maintain such approvals will automatically suspend Mayo’s restriction on providing such services under Section 2.05(b)(ii), for the duration of the lapse and for [***] days following re-approval. In the event of [***] such lapses to occur in a [***] month period, Mayo shall have the option upon written notice to convert the license granted to Company under Section 2.01 to a co-exclusive license, with Company retaining all sublicensing rights. Company shall provide Mayo notice of approvals under this Section 2.05(d) and loss of such approvals within [***] business days of the occurrence. Company shall maintain a quarterly average turn-around time of [***] days or less (from specimen arrival) for all Licensed Products (regardless of whether the test is performed for Mayo or another party). Company shall provide Mayo quarterly reports regarding its average turnaround times within [***] days of the end of the applicable quarter. If Company fails to meet such turn-around time requirements for two (2) quarters in any given year, Mayo shall have the option upon written notice to convert the license granted to Company under Section 2.01 to a co-exclusive license, with Company retaining all sublicensing rights.

2.06    RESERVATION OF RIGHTS. All rights herein are subject to: (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the IP Rights, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh-Dole Act”); and (b) Mayo’s and its Affiliates’ reserved, irrevocable right to practice and have practiced the IP Rights solely in connection with Mayo’s and its Affiliates’ non-commercial educational and research programs. Company agrees to comply with the provisions of the Bayh-Dole Act, including promptly providing to Mayo with information requested to enable Mayo to meet its compliance requirements and substantially manufacturing Licensed Product in the U.S. (to the extent such manufacturing requirement is applicable to Company and has not been waived).

2.07    NO OTHER RIGHTS GRANTED. Except as expressly stated herein, this Agreement does not grant to either party any right, title or interest in or to any tangible or intangible property right of the other party or its Affiliates, including any improvements thereon. All such rights, titles and interests are expressly reserved by each party and the other party agrees that in no event will this Agreement be construed as a sale, an assignment, or an implied license by such party or its Affiliates to such other party of any such tangible or intangible property rights.

Article 3.00 – Royalties & Payments

3.01    UPFRONT PAYMENTS. In consideration of the licenses and rights granted herein, Company will provide Mayo the following:

(a)    A one-time upfront payment of one hundred thousand dollars ($100,000) within thirty (30) days after the Effective Date.

(b)    A warrant for one million six-hundred and seventy-five thousand (1,675,000) shares of Company’s common stock with a strike price of $1.14 and a ten (10) year term starting on the Effective Date.

3.02    MAINTENANCE FEE. Company will pay Mayo an annual maintenance fee of fifteen thousand dollars ($15,000), with the first of such payment due on [***], and Company’s obligation to pay such annual maintenance fee shall terminate upon the first commercial sale

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of a Licensed Product. Company will pay each such annual maintenance fee within thirty (30) days of receipt of the applicable invoice from Mayo. This annual maintenance fee is nonrefundable and is not creditable against any future Earned Royalties otherwise due under this Agreement.

3.03    EARNED ROYALTIES. Subject to Section 3.04, Company will make nonrefundable and non-creditable earned royalty payments to Mayo in an amount equal to [***] percent ([***]%) of Net Sales of Licensed Products (“Earned Royalties”). The Earned Royalties are payable as described in Section 4.01, and are payable on a Licensed Product-by-Licensed Product and country-by-country basis from the first commercial sale of such Licensed Product in such country until the end of the Royalty Term for such Licensed Product in such country. Licensed Products transferred to Mayo or its Affiliates are not considered transfers for purposes of determining Net Sales or for calculating Earned Royalties. No Earned Royalties are due to Mayo on Licensed Products sold or transferred to Mayo or Mayo’s Affiliates.

3.04    ROYALTY STACKING. Earned Royalties shall be reduced in accordance with this Section 3.04 if the Licensed Product incorporates another technology licensed by Company or its Affiliate from a third party. In such case of royalty stacking, the Earned Royalties payable by Company to Mayo shall be reduced by [***] percent ([***]%) of the actual payments made by Company or its Affiliate to such third party for the non-Mayo licensed technology; provided, however, that the Earned Royalties payable to Mayo will not be reduced to a level below [***] percent ([***]%) of the rate otherwise payable to Mayo under Section 3.03.

3.05    SALES MILESTONES. Company will make the following one-time, nonrefundable, non-creditable sales milestone payment to Mayo when the cumulative Net Sales of all Licensed Products in the Territory first reach the amount specified below. Company will pay to Mayo such sales milestone payment within thirty (30) days after the calendar quarter in which such event is achieved. For clarity, the below sales milestone payment shall be made only once for all Licensed Products (regardless of the number of separate Licensed Products developed or commercialized under this Agreement) during the Term for the first occurrence of the milestone event with respect to such Licensed Products.

Sales Milestone Event	Milestone Payment
Upon cumulative Net Sales of all Licensed Products equaling [***] dollars ($[***])	Two hundred fifty thousand dollars ($250,000)

3.06    SUBLICENSE INCOME. Company will, in accordance with Section 4.01, make payment to Mayo in an amount equal to [***] percent ([***]%) of Sublicense Income.

3.07    PAST PATENT COSTS. Company shall reimburse Mayo for all documented, out-of-pocket patent costs associated with IP Rights actually incurred by Mayo prior to the Effective Date, in an amount not to exceed [***] dollars ($[***]). Company will pay such patent costs within thirty (30) days of receipt of an invoice and supporting documents from Mayo.

3.08    TAXES. Company is responsible for all taxes, duties, import deposits, assessments, and other governmental charges, however designated, which are now or hereafter imposed by any authority on Company: (a) by reason of the payment of any amounts by Company to Mayo under this Agreement; (b) based on Company’s use of the IP Rights; or (c) related to use, sale or import of the Licensed Product, except for any transfer of Licensed Product to Mayo or its Affiliates as contemplated hereunder. Any

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withholding taxes that Company is required by law to withhold on remittance of the royalty payments shall be paid forthwith to Mayo in an amount which shall result in the net amount being received by Mayo being equal to the amount which would have been received by Mayo had no such deduction or withholding been made. Each party will obtain, or assist the other party in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to the parties by treaty or otherwise.

3.09    U.S. CURRENCY. All payments to Mayo under this Agreement will be made by draft drawn on a U.S. bank, and payable in U.S. dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the calendar quarter in which the payment accrued.

3.10    OVERDUE PAYMENTS. If overdue, the payments due under this Agreement shall bear interest until paid at a rate of [***].

Article 4.00 – Accounting and Reports

4.01    REPORTS AND PAYMENT. After the first commercial sale of a Licensed Product or the first grant of a sublicense to a Sublicensee, whichever is earlier, Company will deliver to Mayo on or before the following dates: 1 June and 1 December, a written report setting forth the Net Sales in the preceding six months and any payments due from Sublicense Income. If no Licensed Product transfers have occurred and no other amounts are due to Mayo, Company will submit a report so stating. Each such report will be accompanied by the payment of all amounts due for such period.

4.02    ACCOUNTING. Company will keep complete, continuous, true, and accurate books of accounts and records sufficient to support and verify the calculation of Net Sales, all royalties and any other amount that are due and payable to Mayo under this Agreement. Such books and records will be kept at Company’s principal place of business for at least three (3) years after the end of the calendar year to which they pertain, and will be open for inspection during regular business hours as agreed upon by the parties (not more than once per calendar year) by an authorized representative of Mayo for verification of royalty statements or compliance with other financial aspects of this Agreement. The Mayo representative will be a person or firm reasonably acceptable to Company, and such Mayo representative shall enter into an acceptable confidentiality agreement with Company to treat as confidential all relevant matters of the audit. In the event such audit reveals a discrepancy (either an underpayment or overpayment by Company) then the appropriate party will, within thirty (30) days, pay the other party the amount of such discrepancy. Mayo shall bear all costs in conducting any audit; provided, however, in the event the audit reveals an underpayment by Company of more than [***] percent ([***]%) of the amount due, Company will reimburse Mayo for its out-of-pocket costs for such audit.

Article 5.00 – Diligence

5.01    DILIGENCE. Company will use commercially reasonable efforts to bring the Licensed Product to market in the Field within the Territory, including obtaining Medicare reimbursement for the Licensed Product. The following sets forth Company’s projected timeline, as of the Effective Date, with respect to development and commercialization of the Licensed Product. The Parties agree that such projections

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have been provided by Company in good faith, but the completion dates are subject to change due to factors outside the reasonable control of Company, and as such Company’s inability to meet the following completion dates shall not constitute a material breach of Company’s obligations hereunder.

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Article 6.00 – Intellectual Property Management

6.01    CONTROL. Company shall have the first right to prepare, file, prosecute, maintain and enforce IP Rights with prior advice and comment from Mayo. In the event of a disagreement between Company and Mayo regarding the IP Rights, Company shall make the decision. Company shall pay all costs and expenses associated with the filing, prosecution and maintenance, enforcement and defense of the IP Rights. In the event that Company desires not to continue prosecuting, maintaining, enforcing and/or defending a Valid Claim within the IP Rights, it shall provide Mayo reasonable notice (not less than thirty (30) days) to such effect. Mayo shall then have the right, but not the obligation, to assume control of the prosecution, maintenance, enforcement and/or defense of such claim within the IP Rights. Under such circumstances, Mayo shall have the right, without obligation, to immediately terminate Company’s license to such Valid Claim under this Agreement. Mayo shall have sole control over the protection, defense, enforcement, maintenance, abandonment and other handling of the Know-How.

6.02    PATENT TERM EXTENSION. Company shall consult with Mayo in selecting the patent covering each Licensed Product for term extension or supplementary protection certificate in accordance with the applicable laws of any country, provided that Company shall make the final decision. Mayo agrees to execute any documents and to take any additional actions as Company may reasonably request in connection therewith.

6.03    PATENT MARKING. To the extent commercially feasible and required by applicable law, Company will mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent within the IP Rights that covers such Licensed Product(s). Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

6.04    ENFORCEMENT. Each party shall promptly inform the other party in writing of any alleged or threatened infringement of any of the IP Rights or Know-How and provide the other party with any available evidence of such infringement. Company shall have the first right, but not the obligation, to enforce the IP Rights. Company will keep Mayo reasonably informed and will give Mayo the opportunity to advise and comment. Mayo shall reasonably cooperate in any such action at Company’s request and expense, but shall not be required to join such action unless it has agreed to do so in writing prior to

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commencement thereof, or unless otherwise required by applicable laws in order for Company to pursue such action. Any recovery or damages from a suit or settlement shall be allocated as follows: first, all of Company’s costs and expenses associated with such suit or settlement shall be reimbursed, and second, any remaining amount shall be retained by Company, but subject to payment of Earned Royalties to Mayo in accordance with Section 3.03 with respect to that portion of the recovery or damages directly attributable to sales of Licensed Products. In the event that Company desires not to enforce and/or defend the IP Rights, it shall provide Mayo reasonable notice to such effect. In such event, or in the event that Company does not enforce and/or defend the IP Rights in a reasonable period of time after receiving notice from Mayo of potential infringement of IP rights by a third party, Mayo shall have the right, without obligation, to assume control of the enforcement and/or defense of such claim within the IP Rights.

Article 7.00 – Use of Name

7.01    USE OF NAME AND LOGO. Neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written consent of such other Party, except as may be required by law. Each party may withhold such consent in its absolute discretion. For clarity, Company will not use for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of Mayo or its Affiliates, including, but not limited to, the terms “Mayo®,” “Mayo Clinic®,” and the triple shield Mayo logo, or any simulation, abbreviation, or adaptation of the same. With regard to the use of Mayo’s name, all requests for approval pursuant to this Section 7.01 must be submitted to the Mayo Clinic Public Affairs Business Relations Group, at the following e-mail address: PublicAffairsBR@Mayo.edu at least five (5) business days prior to the date on which a response is needed.

Article 8.00 – Confidentiality

8.01    TREATMENT OF CONFIDENTIAL INFORMATION. Subject to the other provisions of this Article 8:

(a)    All Confidential Information disclosed by a party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the receiving party and its Affiliates, in the same manner and with the same protection as such receiving party maintains its own confidential information.

(b)    The receiving party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement.

(c)    The receiving party may disclose Confidential Information of the other party only to: (i) its Affiliates and Sublicensees, and (ii) employees, directors, agents, contractors, consultants and advisers of the receiving party and its Affiliates and Sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided, however, that such persons are bound to maintain the confidentiality of such Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

8.02    RIGHT TO DISCLOSE. Notwithstanding the obligations set forth in Section 8.01, a party may disclose the other party’s Confidential Information:

(a)    To the extent it is reasonably necessary or appropriate to fulfill the party’s obligations or exercise its rights under this Agreement, including (i) for the filing or prosecuting of IP Rights as contemplated hereunder, (ii) in connection with regulatory filings for the Licensed Product, or (iii) for prosecuting or defending litigation as contemplated by this Agreement.

(b)    If such party is required by applicable law, regulation or valid court order to disclose any of such other party’s Confidential Information, provided that such party: (i) promptly notifies the other party; and (ii) reasonably assists the other party to obtain a protective order or other remedy of such other party’s election and at such other party’s expense.

8.03    CONFIDENTIALITY OF AGREEMENTS. Except as otherwise required by law, the specific terms and conditions of this Agreement shall be the parties’ Confidential Information. However, the existence of this Agreement and its Field will not be Confidential Information, and the parties may state that Company is licensed by Mayo under the IP Rights.

Article 9.00 – Warranties, Representations, Disclaimers and Indemnification

9.01    REPRESENTATIONS AND WARRANTIES.

Company warrants and represents to Mayo as of the Effective Date that:

(i)	it will maintain insurance coverage as set forth in Section 9.03 and that such insurance coverage sufficiently covers the Mayo Indemnitees;

(ii)	the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement;

(iii)

it shall comply, and require its Affiliates and Sublicensees to comply, with all applicable international, national, and state laws, ordinances and regulations in its performance under this Agreement; and

(iv)	its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

(b)	Mayo warrants and represents to Company as of the Effective Date that:

(i)

it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the IP Rights in a manner that is inconsistent with the exclusive license granted to Company under Section 2.01;

(ii)	it will maintain insurance coverage as set forth in Section 9.03 and that such insurance coverage sufficiently covers the Company Indemnitees;

(iii)	the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement;

(iv)	it shall comply, and require its Affiliates to comply, with all applicable international, national, and state laws, ordinances and regulations in its performance under this Agreement; and

(v)	its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

9.02    DISCLAIMERS; LIMITATION OF LIABILITY.

(a)    EXCEPT AS EXPLICITLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS TO THE OTHER PARTY ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARISING OUT OF ITS PERFORMANCE OR ATTEMPTED DEVELOPMENT OF ANY PRODUCT OR METHODS HEREUNDER.

(b)    ANY INFORMATION, INCLUDING KNOW-HOW, ANY IP RIGHTS PROVIDED OR LICENSED UNDER THIS AGREEMENT ARE PROVIDED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND COMPANY EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, OR WARRANTY OF ANY KIND RELATING TO ANY PRODUCTS OR SERVICES DEVELOPED HEREUNDER.

(c)    NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (REGARDLESS OF THE THEORY OF LIABILITY) RESULTING FROM OR IN ANY WAY RELATED TO THE BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT IN THE EVENT OF MAYO’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.05, WHEREIN MAYO SHALL BE LIABLE TO COMPANY, BUT ONLY FOR QUANTIFIABLE INDIRECT, INCIDENTAL AND CONSEQUENTIAL DAMAGES, AND NOT FOR ANY SPECIAL OR PUNITIVE DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.02 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE THEINDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY WITH RESPECT TO ANY LIABILITY TO A THIRD PARTY UNDER SECTION 9.03., PROVIDED HOWEVER IN THE EVENT MAYO DOES NOT PERFORM TESTS FOR THIRD PARTIES AS CONTEMPLATED UNDER SECTION 2.05 (b), IN NO EVENT SHALL MAYO’S TOTAL LIABILITY EXCEED THE TOTAL AMOUNT OF ROYALTIES THAT HAVE ACTUALLY BEEN PAID TO MAYO BY COMPANY AS OF THE DATE OF FILING AN ACTION AGAINST MAYO THAT RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO COMPANY.

9.03    INDEMNIFICATION AND INSURANCE.

(a)    Company will defend, indemnify, and hold harmless Mayo, Mayo’s Affiliates and their respective trustees, officers, agents and employees (“Mayo Indemnitees”) from any and all losses, costs, expenses, damages and liabilities (including attorneys’ fees, court costs and other expenses of litigation) (“Losses”) based on third party claims arising out of or connected with: (i) Company’s practice or exercise of any rights granted to it hereunder by Mayo; (ii) the research, development, and commercialization of Licensed Products by Company; (iii) the negligence or willful misconduct of Company; and (iv) Company’s material breach of its obligations, representations or warranties under this Agreement; except in each case to the extent that such Losses arise in whole or in part from (X) the gross negligence or willful misconduct of any Mayo Indemnitee, or (Y) the material breach by Mayo of any obligations, representations, or warranties made by Mayo in this Agreement.

(b)    Mayo will defend, indemnify, and hold harmless Company, Company’s Affiliates and their respective trustees, officers, agents and employees (“Company Indemnitees”) from any and all Losses based on third party claims arising out of or connected with: (i) Mayo’s practice or exercise of any rights granted to it hereunder by Company; (ii) the making and use of Licensed Products by Mayo or its Affiliates pursuant to rights granted under Section 2.04 and Mayo’s activities under Section 2.05; (iii) the negligence or willful misconduct of Mayo; and (iv) Mayo’s material breach of its obligations, representations or warranties under this Agreement; except to the extent that such Losses arise in whole or in part from (X) the gross negligence or willful misconduct of any Company Indemnitee, or (Y) the material breach by Company of any obligations, representations, or warranties made by Company in this Agreement.

(c)    If either party is seeking indemnification under Section 9.03(a) or 9.02(b) (the “Indemnified Party”), it shall inform the other party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify as soon as reasonably practicable after receiving notice of the claim. The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnifying Party. Neither party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnified Party’s written consent, which consent shall not be unreasonably withheld or delayed.

(d)    Each party will procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such party and for the three (3) year period thereafter. Each party shall provide the other party with written evidence of such insurance upon request.

9.04    PROHIBITION AGAINST INCONSISTENT STATEMENTS. Neither party shall make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever which are inconsistent with any disclaimer or limitation included in this Article 9 or any other provision of this Agreement.

Article 10.00 – Term and Termination

10.01    TERM. Unless earlier terminated pursuant to this Article 10, this Agreement will expire at the end of the Term. Upon expiration of the Term, the license granted to Company pursuant to Section 2.01 shall become a fully paid-up, perpetual, irrevocable license.

10.02    TERMINATION FOR CONVENIENCE. At any time during the Term, Company may terminate this Agreement, at its sole discretion and for any reason or no reason, by providing ninety (90) days written notice of termination to Mayo.

10.03    TERMINATION FOR BREACH. If either party believes that the other is in breach of its material obligations hereunder, then the non-breaching party may deliver written notice of such breach to the other party. For all breaches other than a failure to make a payment set forth in this Agreement, the allegedly breaching party shall have ninety (90) days to cure such breach from the receipt of the notice. For any breach arising from a failure to make a payment set forth in this Agreement, the allegedly breaching party shall have sixty (60) days from the receipt of the notice to cure such breach. If the party receiving notice of breach fails to cure that breach within the applicable period set forth above, then the party originally delivering the notice of breach may terminate this Agreement on written notice of termination, provided that, if the party receiving notice of breach (other than a payment breach) in good faith disputes such allegation of breach under Section 11.04, then this Agreement may not be terminated unless and until (a) the dispute has been resolved in favor of the party originally delivering the notice of breach; and (b) the breach is not cured within thirty (30) days thereafter, but in no event shall such termination abeyance last longer than 180 days from the date of notice of a good faith dispute.

10.04    TERMINATION FOR SUIT. Mayo may terminate this Agreement upon written notice if Company, its Affiliate or any Sublicensee, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability or scope of any IP Rights. Notwithstanding the foregoing, Mayo shall not terminate this Agreement if:

(a)    such legal action is not made directly by Company or its Affiliates but is made by a third party (including a Sublicensee),

(b)    in the event such third party is a Sublicensee, Company has incorporated specific language in its sublicense agreement that permits the Company to terminate all rights granted to such Sublicensee, including, but not limited to any sublicense rights to use the IP Rights and/or freedom to operate under IP Rights, upon its initiation of such legal action, and

(c)    in the event the Company terminates such sublicense and such Sublicensee does not withdraw such legal action, then Company fully cooperates with Mayo in defending the validity, enforceability or scope of such IP Rights involved in such legal action. Terms of such enforcement action will be governed Section 6.04.

10.05    SURVIVAL. The termination or expiration of this Agreement does not relieve either party of its rights and obligations that have previously accrued. Upon termination or expiration of this Agreement, each party shall return or certify destruction (at the other party’s election) all Confidential Information of the other party. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement, including Sections 4.02, 9.02, 9.03, 10.05 and Articles 7, 8 and 11. Company, its Affiliates and its Sublicensees shall provide an accounting for and pay, within thirty (30) days after the effective date of termination or expiration, of all amounts due hereunder.

Article 11.00 – General Provisions

11.01    ASSIGNMENT AND TRANSFER. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either party without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either party may, without consent of the other party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such party or to its third party successor-in-interest in connection with the sale of all or substantially all of its business to which this Agreement relates, whether in connection with a merger, sale of stock, sale of assets, acquisition or similar transaction. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any assignment, delegation or transfer in contravention of this Section 11.01 is null and void.

11.02    WAIVER. No part of this Agreement may be waived except by the further written agreement of the party granting such waiver. Forbearance in any form from demanding the performance of a duty owed under this Agreement is not a waiver of that duty. Until complete performance of a duty owed under this Agreement is accomplished, the party to which that duty is owed may invoke any remedy under this Agreement or under law, despite its past forbearance in demanding performance of that duty.

11.03    GOVERNING LAW AND JURISDICTION. The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by New York law, specifically excluding its choice-of-law principles, except that the interpretation, validity and enforceability of the IP Rights will be governed by the patent laws of the country in which the patent application is pending or issued.

11.04    DISPUTE RESOLUTION. The parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement of the breach thereof. If the parties do not fully settle, and a party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration (an “Arbitration”) administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules then in effect, and judgment on the Arbitration award may be entered in any court having jurisdiction thereof. An Arbitration shall be conducted by one (1) arbitrator with experience in the molecular diagnostic or biotechnology business mutually agreed upon the parties. All proceedings and communications of such arbitration shall be in English. Either party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. The arbitrator shall have no authority to award punitive, exemplary or any other type of damages not measured by a party’s compensatory damages. Each party shall bear an equal share of the arbitrator’s fees and any administrative fees of each Arbitration. The proceedings and decision of the arbitrator in any Arbitration under this Section 11.04 shall be confidential.

11.05    HEADINGS. The headings of articles and sections used in this document are for convenience of reference only.

11.06    NOTICES. Any notice required to be given under this Agreement is properly provided if in writing and sent to the party at its address or facsimile number below, or as otherwise designated by the party in accordance with this provision, and duly given or made: (a) on the date delivered in person; (b) on the date transmitted by facsimile, if confirmation is received; (c) three (3) days after deposit in the mail if sent by certified U.S. mail postage prepaid, return receipt requested; and (d) one (1) day after deposit with a nationally recognized overnight carrier service with charges prepaid.

If to Mayo:

Mayo Foundation for Medical Education and Research

Mayo Clinic Ventures – BB4

200 First Street SW

Rochester, Minnesota 55905-0001

Attn: Manu Nair or Operations

Phone:

Facsimile:

Email:

Fed Tax ID:

If to Company:

GenomeDx Biosciences, Inc.

311 Water Street, 4th Floor

Vancouver, B.C., Canada, V6B 1B8

Attn: Chief Financial Officer

Facsimile:

11.07    LIMITATION OF RIGHTS CREATED. This Agreement is personal to the parties and shall be binding on and inure to the sole benefit of the parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party. Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Products may be used.

11.08    INDEPENDENT CONTRACTORS. Each party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the parties.

11.09    ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement.

11.10    SEVERABILITY. If any terms or conditions of this Agreement are or become in conflict with the laws, regulations or court order of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those terms and conditions shall be deemed automatically deleted in such jurisdiction(s) only, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed in a given jurisdiction or if such a deletion leaves terms and conditions thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms and conditions as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws, regulations or court order of such jurisdiction. The parties desire the terms and conditions herein to be valid and enforced to the maximum extent not prohibited by law, regulation or court order in a given jurisdiction.

11.11    CHANGES TO AGREEMENT. No terms or conditions of this Agreement may be changed except in writing, through another document signed by both parties, and expressly referencing this Agreement.

11.12    CONSTRUCTION. Each party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be construed for or against either party.

11.13    REGISTRATION OF LICENSES. Company will register and give required notice concerning this Agreement, at its expense, in each country in the Territory where (a) it is developing or commercializing the Licensed Product and (b) an obligation under applicable law exists to so register or give notice.

11.14    EXPORT CONTROL. Mayo is subject to U.S. laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States government and/or may require written assurances by Company that it will not export data or commodities to certain foreign countries without prior approval of such agency. Mayo neither represents that a license is required, nor that, if required, it will be issued.

11.15    COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the Effective Date.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH:

Signed: /s/ Daniel D. Estes
Printed Name: Daniel D. Estes
Title: Assistant Treasurer
Date: 2-18-2013

GENOMEDX BIOSCIENCES, INC.:

Signed: /s/ Andy Katz
Printed Name: Andy Katz, PhD
Title: Vice President, Operations & CBO
Date: 11 FEB 2013

EXHIBIT A

IP Rights

[***]

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

EXHIBIT B

Know-How

[***]

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED